UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Vineyard National Bancorp

(Name of Registrant as Specified In Its Charter)

Jon Salmanson

Norman Morales

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Press Release

Source: Jon Salmanson

Vineyard National Bancorp Shareholders Report

Close to Receiving Required Majority

of Consents on Consent Solicitation

New York, N.Y. — April 3, 2008 – Jon Salmanson and Norman Morales, longtime shareholders of Vineyard National Bancorp (“Vineyard” or the “Company”) (NASDAQ: VNBC), commented today that they are close to receiving the required majority of consents on their Consent Solicitation. Once a majority of consents are received, they will be delivered to the Company for an independent certification and a press release will be issued declaring that the Bylaw Amendments are effective.

Additionally, the two shareholders expressed their disappointment that the Company’s Board of Directors continues to attempt last minutes tactics in order to protect the Board’s entrenchment.

In a previous press release issued on March 17, 2008, Messrs. Salmanson and Morales announced their intended nominees for election to the Board of Directors of the Company should the Bylaw Amendments be adopted by its shareholders. The nominees have been selected based on their previous experience, corporate governance, expertise and their ability to lead the Company. The talents that these individuals would bring to the Company are numerous, innovative and provide for appropriate independence in corporate governance.

Mr. Salmanson commented: “Right now our efforts are focused on allowing the shareholders of Vineyard the right to choose the direction for their Company. The current Vineyard Board seems to be more interested in taking cheap shots at our intended nominees and reducing shareholder rights. We are disappointed in the Board’s recent behavior. Our positive efforts are directed at shareholder value. Our intended nominees for the Board of Directors of Vineyard come with the highest degree of integrity and are ably qualified. Once the Consent Solicitation is finalized, which we expect to be in the near future, we will continue to provide additional information about our nominees in a proxy statement which we will file with the Securities and Exchange Commission.

In addition, we note the Board yesterday announced a Bylaw amendment which changed the notice period for shareholders to nominate directors for next year’s annual meeting, but effectively left it unchanged for this annual meeting – making it impossible for a shareholder to nominate a director for this year. This is not the Bylaw Amendment we have proposed and which shareholders have been voting on. The passage of our three proposed Bylaw amendments will allow for a voice in the direction of the Company now, and repeal this newly enacted Bylaw amendment by Vineyard. This is another attempt at entrenchment, and not consistent with the wishes of the shareholders of Vineyard who are clearly making their wishes very loudly heard – ‘We want the option of selecting an alternative Board of Directors.’ It is imperative the shareholders continue to be heard and to vote the WHITE Consent card.”

The Consent Solicitation

The Consent Solicitation is being made to allow for three amendments to Vineyard’s Bylaws which will afford all shareholders, if approved, an alternative option in choosing a board of directors to represent their interests and ultimately the direction of the Company. In order to effect the Bylaw changes, Vineyard shareholders are being asked to sign and date the WHITE Consent Card immediately upon receipt and return it using the postage-paid envelope provided. The Bylaw amendments will become effective automatically once the holders of a majority of shares consent to these actions and the consents are delivered to Vineyard.

Questions should be referred to:

Jon Salmanson

212-607-5412

j2salman@yahoo.com

Questions regarding the Consent Solicitation Statement and the requisite process for consenting, the Consent Card or receiving a Consent Solicitation Statement should be directed to:

Georgeson Inc.

Shareholders call toll-free: 866-391-7001

Banks and Brokers call collect: 212-440-9800

This press release may be deemed to be solicitation material with respect to support for the proposed amendments by Messrs. Salmanson and Morales to Vineyard’s Bylaws (the “Proposed Bylaw Amendments”) or the candidates to be proposed by Messrs. Salmanson and Morales for Vineyard’s Board of Directors at the 2008 Annual Meeting of Shareholders of Vineyard (the “Proposed Nominees”). In connection with the Proposed Bylaw Amendments, Messrs. Salmanson and Morales have filed a Definitive Consent Solicitation Statement with the Securities and Exchange Commission (the “SEC”) and in connection with the Proposed Nominees, Messrs. Salmanson and Morales intend to file a proxy statement with the SEC, to be distributed to the shareholders of Vineyard. SHAREHOLDERS OF VINEYARD ARE ENCOURAGED TO READ THE CONSENT SOLICITATION STATEMENT FILED WITH THE SEC BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED BYLAW AMENDMENTS, AND THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BYLAW AMENDMENTS AND THE PROPOSED NOMINEES. The Consent Solicitation Statement has been mailed and the proxy statement will be mailed to shareholders of Vineyard and shareholders will be able to obtain documents free of charge at the SEC’s website, www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by contacting: Jon Salmanson, c/o Northeast Securities, 8th Floor, 100 Wall Street, New York, New York 10005 telephone: 212-607-5412 or by emailing Mr. Salmanson at j2salman@yahoo.com.

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